Exhibit 4.10

Deloitte & Touche LLP 2800 - 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada Tel: (604) 669 4466 Fax: (604) 685 0395 www.deloitte.ca

March 29, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C., USA
 20549-7561

Dear Sirs/Madams:

We were previously the independent registered public accounting firm for Almaden Minerals Ltd. (the "Company") and reported on the consolidated financial statements of the Company for the years ended December 31, 2014 and 2013. We have read the Company's statements under Item 16F of the Annual Report on Form 20-F for the fiscal year ended December 31, 2015 and agree with such statements except that we are not in a position to agree or disagree with the Company's statements that newly engaged accountants (a) were reviewed and recommended by the Board of Directors of the Company and (b) were not consulted regarding any of the matters or events set forth in the second paragraph of Item 16F of Form 20-F.

Yours truly,

/s/ Deloitte LLP

Chartered Professional Accountants